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                                                                     Exhibit 4.4

                FIRST AMENDMENT TO PROMISSORY NOTE, WARRANT AND
                         REGISTRATION RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO PROMISSORY NOTE AND WARRANT (the "Amendment") dated as of July 18, 2000, is by and between Miller Exploration Company, a Delaware corporation (the "Company"), and Veritas DGC Land, Inc., a Delaware corporation ("Veritas").

                              W I T N E S S E T H:

     WHEREAS, on April 15, 1999, the Company issued a promissory note (the "Note") to Veritas in the principal amount of four million six hundred ninety-six thousand forty and 60/100 dollars ($4,696,040.60), representing the outstanding balance due Veritas for services provided to the Company in 1998 and 1999;

     WHEREAS, also on April 15, 1999, the Company issued a warrant (the "Warrant") to Veritas that enables Veritas to purchase shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), in lieu of receiving cash payments for the interest obligations under the Note, according to the terms set forth in the Warrant;

     WHEREAS, also on April 15, 1999, the Company and Veritas entered into a Registration Rights Agreement ("Registration Rights Agreement"), under which the Company agreed to register shares of Common Stock issued upon exercise of the Warrant as set forth therein;

     WHEREAS, as of the date hereof, the Warrant represents the right to purchase 1,100,498 shares of Common Stock, which constitutes interest under the Note from April 15, 1999 through October 14, 2000; and

     WHEREAS, the parties hereto desire to amend certain terms of the Note and the Warrant.

     NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Amendment to Note.
          -----------------

          (i) The Note is amended by deleting the introductory paragraph thereto in its entirety and substituting in lieu thereof the following:

          FOR VALUE RECEIVED, MILLER EXPLORATION COMPANY, a Delaware corporation, promises to pay to the order of VERITAS DGC LAND, INC., a Delaware corporation, at Suite 932, 3701 Kirby Drive, Houston, Texas 77098-3982 (or such other place as the holder hereof may hereafter designate in writing), the principal sum of FOUR MILLION SIX HUNDRED NINETY-SIX THOUSAND
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     FORTY AND 60/100 DOLLARS ($4,696,040.60) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest as follows: (a) provided that all obligations outstanding under this Note are paid in full by December 31, 2001 (the "Target Date") and subject to the provisions of Section 4 herein, at the Stated Rate, and
     (b) in the event that all obligations outstanding under this Note are not paid in full by the Target Date, at the Past Due Rate, subject to an additional adjustment as provided in Section 4 hereof; provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

          (ii) Section 1 of the Note is amended by deleting the following definitions in their entirety and substituting in lieu thereof the following:

          "Credit Documents" means any and all papers now or hereafter governing, evidencing, guaranteeing, securing or otherwise relating to all or any part of the indebtedness evidenced by this note, including without limitation this note, the Warrant, the Registration Rights Agreement, and any and all existing and future amendments to such documents.

          "Maturity Date" means July 21, 2003.

          "Past Due Rate" means a rate per annum equal to the lesser of (i) the Ceiling Rate or (ii) thirteen and three-quarter percent (13 3/4%).

          "Stated Rate" means nine and three-quarters percent (9 3/4%).

          (iii) Section 1 of the Note is also amended by adding the following new definitions thereto:

          "Affiliate" means, as to any corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization (an "Entity"), (a) any Entity controlling, controlled by or under common control with such Entity, (b) any director or officer of such Entity, (c) any Entity that beneficially owns or holds five percent (5%) or more of the voting interest of such Entity, or (d) any natural person who, individually or with his immediate family members, beneficially owns or holds five percent (5%) or more of the voting interest of such Entity.

          "Amendment" means this Amendment to the Note, dated July 18, 2000.

          "Amended and Restated Credit Agreement" means the credit agreement entered into on or about July 18, 2000, by and between Maker and Bank One Texas, N.A, a national banking association, as such may be amended from time to time, a copy of which has been provided to Veritas.

          "Borrowing Base Compliance" means the compliance by Maker with the borrowing base requirements under the terms of the Amended and Restated Credit Agreement, as determined from time to time by the lender thereunder.

          "Change in Control" means (a) the sale, lease or other transfer of all or substantially all of the assets of Maker to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the merger or consolidation of Maker with or into any other entity or the merger of another entity into Maker or any subsidiary thereof with the effect that immediately after such transaction the stockholders of Maker immediately prior to such transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; (c) the acquisition by any person or group, pursuant to a single transaction or series of related transactions, of more than fifty percent (50%) of the voting power of all securities of Maker generally entitled to vote in the election of directors of Maker (provided that this shall not be triggered by transactions with Guardian, Maker or Affiliates thereof); (d) a majority of the Board of Directors of Maker (the "Board") is composed of members who (i) have served less than twelve (12) months and (ii) were not approved by a majority of the Board at the time of their election or appointment; or (e) any transaction or series of related transactions, the result of which Maker is no longer subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 or listed on Nasdaq.

          "Common Stock" means the Common Stock, par value $0.01 per share, of Maker.

          "Guardian" means Guardian Energy Management Corp., a Michigan corporation.

          "Guardian Transactions" means the transactions evidenced by that certain Securities Purchase Agreement, dated as of July 11, 2000, by and between Maker and Guardian, and the other documents related thereto, copies of which have been provided to Veritas.

          "Net Borrowing Base" means the engineered borrowing base, minus projected payments to Amerada Hess, plus projected cash flow after all payments (provided that the calculation of cash flow is satisfactory to the lender), minus capital expenditures.

          "Offer Term" means the period beginning on the date of this Amendment and ending on the first anniversary of the earlier of (i) the Maturity Date, or (ii) the date the obligations under the Note are paid in full, if prior to the Maturity Date.

          "Target Date" means December 31, 2001.

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          "Warrant Shares" mean shares of Common Stock that are issuable to
     Payee upon the exercise of the Warrant, which represent interest under the terms of this Note pursuant to Section 3 hereof. The number of Warrant Shares, as may be increased from time to time, shall be determined in accordance with the terms of the Warrant.

          (iv) Section 3 of the Note is amended by reordering the paragraphs thereof such that the current paragraph (c) becomes paragraph (d), and by adding the following new paragraph (c) immediately preceding such paragraph (d) as follows:

          (c) From and after October 15, 2000, interest hereunder shall continue to accrue, and shall be payable on April 15, 2001 and continuing on each October 15 and April 15 thereafter until the principal amount of the Note has been paid in full.

          (v) Section 3 of the Note is also amended by adding the following new paragraphs (e), (f) and (g) at the end thereof:

          (e) Anything in this Note to the contrary notwithstanding and subject to paragraph (f) of this Section 3, payments of interest hereunder, if any, shall be paid exclusively by an increase in the number of Warrant Shares issuable upon the exercise of the Warrant, the number of which shall be determined in accordance with the terms of the Warrant; provided, however, that interest hereunder shall be paid exclusively in Warrant Shares only until such time as Maker is in Borrowing Base Compliance.

          (f) At such time as Maker has achieved Borrowing Base Compliance payments of interest shall be paid in cash on the date due; provided, however, that payments of interest shall be made only to the extent that such payments do not cause Maker's projected loan balance to exceed 80% of the Net Borrowing Base. In the event that Maker is unable to pay the full amount of any requisite interest payment in cash due to the restrictions set forth in the previous sentence, Maker shall pay as much of the interest payment in cash as possible, with the remainder of the interest to be paid in the form of additional Warrant Shares. In connection herewith, Maker shall use commercially reasonable efforts to ensure that it achieves Borrowing Base Compliance and that it is able to pay interest due under this Note in cash as soon as practicable. In furtherance of the foregoing, Maker shall promptly provide Payee with copies of all financial information and other reports that it is required to provide to its lender under the terms of the Amended and Restated Credit Agreement. If Maker does not make a cash payment of interest on the date due, the interest shall be automatically made by an increase in Warrant Shares pursuant to Section 3(e).

          (g) Maker may at any time pay the full amount or any part of this Note without payment of any premium or fee.

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     (vi) The Note is further amended by deleting the current Section 4 therein and substituting in lieu thereof the following new Section 4:

          4. Other Payments. In addition to the other provisions of this Note regarding payment of the outstanding principal amounts hereunder, Maker covenants and agrees that:

          (a) Maker shall make a payment of five hundred thousand dollars ($500,000) to Payee on the effective date of the Amendment to be applied toward repayment of the outstanding principal under the Note.

          (b) Maker shall make an additional payment (the "Additional Principal Payment") of five hundred thousand dollars ($500,000) to Payee as set forth in this Section 4(b), which will be applied toward repayment of the outstanding principal under the Note. In order to fund this payment, Maker plans to sell approximately two million five hundred thousand dollars ($2,500,000) worth of Common Stock or Common Stock equivalents to Eagle Investments, Inc., in exchange for an equivalent amount of cash and property (the "Eagle Transaction"). The Board of Directors of Maker (i) has approved the Eagle Transaction and has recommended that the stockholders of Maker approve such transaction, (ii) will not rescind or revoke such recommendation, and (iii) will use its commercially reasonable efforts to ensure that the Eagle Transaction is consummated on or before October 31, 2000. The Additional Principal Payment shall be paid to Payee within five (5) days after the Company obtains stockholder approval of the Eagle Transaction, provided, that if the stockholders fail to approve the
                        --------
     Eagle Transaction on or before October 31, 2000, then the Additional Principal Payment shall be paid on the earlier of (x) ninety (90) days following the date on which the Company fails to obtain such stockholder approval for, or the stockholders reject, the Eagle Transaction, or (y) December 31, 2000.

          (c) In the event that the payment in paragraph (b) is not made on the date or in the amount provided herein, the number of Warrant Shares issuable under the Warrant shall automatically be increased by an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000), divided by the Market Value (as defined in the Warrant) of the Common Stock as of such date. This increase in the number of Warrant Shares is a penalty, and is not in lieu of interest or principal due under the Note.

          (d) All proceeds derived from the exercise of the warrants issued to Guardian pursuant to the Guardian Transactions, and all proceeds of any kind whatsoever received by Maker pursuant to any transaction involving the issuance of equity or debt (other than borrowings under the Amended and Restated Credit Facility) subsequent to the Guardian Transactions, shall be paid only to Veritas until all amounts outstanding hereunder are paid in full, and shall be applied, to the extent consistent with the terms of this Note, first to the payment of interest and then to the payment of principal.

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          (e) In the event that Maker does not pay Payee the $73,317.25 pursuant to Invoice No. 0700-LS-02 on or before August 4, 2000, the prevailing interest rate hereunder shall be increased by 400 basis points and shall apply retroactively to the date of the Amendment (subject to additional increases according to the terms hereof).

     (vii) Section 6 of the Note is amended by adding the following new paragraph (i) at the end thereof:

          (i)  A Change in Control of Maker.

     (viii) The Note is further amended by adding the following new Sections 20 and 21 at the end thereof:

          Section 20.  Subordination.   Subject to the following sentence, all
     indebtedness and obligations of Maker to Payee evidenced by this Note, including without limitation, all obligations for the payment of principal, interest, penalties, fees, costs, expenses and indemnities, shall be and hereby are subordinated in right of payment and claim in favor of the indebtedness and obligations of Maker, not to exceed fourteen million United States dollars (US $14,000,000) in principal amount, under that certain credit agreement dated as of February 9, 1998, as amended from time to time, by and between Maker and Bank of Montreal, Houston Agency and any successor or replacement credit facilities or borrowings of Maker (including, without limitation, the Bank One Credit Agreement) that do not by their terms provide that they are subordinate to or pari passu with this Note (the "Senior Obligations"). Until the Maturity Date, Payee agrees that it will not request, demand, accept, or receive (by set-off or other manner), and Maker agrees that it will not pay or deliver to Veritas, any payment amount, credit, or reduction of all or any part of the amounts owing under this Note, provided, however, that nothing in this Section 20 shall be interpreted to prohibit Maker from making, or Payee from receiving or otherwise exercising its respective rights to, the payments required pursuant to Sections 3, 4 and 21.

          Section 21. Right of First Offer. During the Offer Term, Maker shall, or shall cause its subsidiaries or contractors to, offer Veritas the right to perform any and all geophysical services with respect to properties of which Maker (or its subsidiaries) serve as the operator and has control over the selection of the geophysical services provider ("Geophysical Services"). In connection with this right of first offer, Maker shall notify Veritas in writing of any Geophysical Services to be performed during the Offer Term, and Veritas shall have fifteen (15) days within which to submit a bid in connection therewith before Maker contacts any third party providers (each, a "Third Party Provider"). In the event that Payee submits a bid to perform Geophysical Services, Maker (or its affiliate) shall negotiate in good faith with Payee with respect thereto. If, following such good faith negotiations, Maker (or its Affiliate) does not accept Veritas' bid and enters into a contract or subcontract for Geophysical Services with a Third Party Provider, Maker shall promptly deliver a copy of such contract or subcontract to Veritas to demonstrate that the terms thereof are materially superior to Veritas' bid. If, however, Veritas does not submit a bid to perform Geophysical Services as provided herein, Maker shall be free to enter into a contract or subcontract with any Third Party Provider without further notice to Veritas; provided, however, that this shall not limit or impair Veritas' rights with respect to any subsequent Geophysical Services to be performed during the Offer Term.

          Section 22. Amendment to Credit Agreement. Maker hereby agrees and covenants that it will not, without the prior written consent of Payee, agree to amend the Bank One Credit Agreement in a manner that could reasonably be expected to (i) adversely affect the rights of Payee under this Note, or (ii) extend the timing for payment of any amounts thereunder beyond the Target Date.

     2.   Amendment to Warrant.
          --------------------

          (i) The title of the Warrant is amended by deleting the caption "Expiring on April 15, 2002," and replacing it with "Expiring on June 21, 2004, subject to extension." The introductory paragraph of the Warrant is amended by deleting the final sentence thereof in its entirety and replacing it with the following:

     This Warrant and all rights hereunder shall expire at 5:00 p.m., Houston, Texas time, on July 21, 2004, subject to extension as provided in Section
     2.1 hereof.

          (ii) Section 1 of the Warrant is amended by deleting the definitions for the following terms in their entirety and substituting in lieu thereof the following new definitions:

          "Note" shall mean that certain promissory note of the Company in the
           ----
     principal amount of $4,696,040.60, payable to Veritas and executed concurrently herewith, as the same shall be amended from time to time.

          "Warrant Shares" shall initially be an amount equal to nine percent
           --------------
     (9%) of the outstanding principal amount of the Note on April 15, 1999, divided by the Market Price. On the six-month anniversary thereof, the number of Warrant Shares shall be increased by an amount equal to nine percent (9%) of the outstanding principal amount of the Note as of such date, divided by the Market Price. In addition, on the one-year anniversary of the date thereof, the number of Warrant Shares shall be increased by an amount equal to nine percent (9%) of the outstanding principal amount of the Note as of such date, divided by the Market Value of the Common Stock as of such date. Beginning on April 15, 2001, and continuing on each April 15 and October 15 thereafter until all principal and accrued and unpaid interest due under the Note is paid in full, the number of Warrant Shares shall be increased by an amount equal to (A) the product of one-half of the prevailing rate of interest under the Note, multiplied by the principal amount outstanding thereunder, and (B) divided by the Market Value of the Common Stock as of such date; provided, that if the Company pays all or a portion of the Note during the interim, the number of Warrant Shares shall be increased in accordance with the formula set forth above, but shall be pro-rated to the date of payment. Notwithstanding the foregoing sentence, the Company shall have the right to reduce or eliminate all or any part of its obligation to increase the number of Warrant Shares on such respective dates by delivering to Veritas and/or its assigns all or a portion of the interest payment due such date in cash.

          (ii) Section 1 of the Warrant is amended by adding the following new definition:

          "Amendment" means the amendment to the Warrant dated July 18, 2000.

          (iii) Section 2.1 of the Warrant is hereby amended by deleting the current Section 2.1 and substituting in lieu thereof the following Section 2.1

          2.1  Term; Exercise Price.  The Warrants represented hereby may be
               --------------------
     exercised by the holder hereof, in whole or in part, at any time and from time to time after the date hereof until 5:00 p.m., Houston, Texas time, on the earlier of (i) one year from the date the Note is paid in full, or (ii) July 21, 2004 ("Term"); provided, however, that to the extent that the Note is not paid in full by the Company on or before June 21, 2003, the Term shall be automatically extended on a daily basis so that the Term shall continue until the first anniversary of the date on which the Company has satisfied all of its obligations under the Note. Subject to adjustment as provided in Article IV hereof, the exercise price for shares of Common Stock acquired under the Warrant shall be $0.01 per share ("Exercise Price").

     3.  Amendment to Registration Rights Agreement.
         ------------------------------------------

          (i) Section 2.1 of the Registration Rights Agreement is hereby amended by deleting the current Section 2.1 and substituting in lieu thereof the following Section 2.1:

          2.1  Registration.  Promptly after the date hereof, the Company shall
               ------------
     file a Form S-3 Registration Statement with the Securities and Exchange Commission to register shares of Common Stock for issuance upon exercise of the Warrant in an amount equal to the initial Warrant Shares (as defined in the Warrant), and shall use its reasonable best efforts to ensure that such Registration Statement is declared effective within 180 days of the date hereof. The Company shall use its reasonable best efforts to file an additional such registration statement to cover any increase in the number of Registrable Securities underlying the Warrant, which registration statement shall be effective as promptly as practicable following the date of such increase. The Company shall also use its reasonable best efforts to keep such registration statements effective until at least six months after the expiration of the Warrant. Each such registration statement referred to herein as a "Registration Statement." The registration rights granted under this Section 2.1 are in addition to those provided in Section 2.2 below, and the Company's obligations hereunder shall not terminate or be limited by the fact that piggy-back registration rights are available.

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     4.   Counterparts.  This Amendment may be executed in any number of
          ------------
counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, with such single counterpart with multiple executed signature pages affixed thereto constituting the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

     5.   Notice of Amendment; Indemnification.  Veritas hereby covenants and
          ------------------------------------
agrees that it will attach this Amendment to the Note and otherwise notify any potential transferee of the Note of the existence of this Amendment. Veritas also covenants and agrees to indemnify the Company of any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) incurred by the Company in the event that Veritas transfers the Note without giving the notice required in the previous sentence.

     6.   Reaffirmation.  Except for the amendments to the Note and the Warrant
          -------------
expressly set forth herein, the Note, the Warrant and all other documents executed in connection therewith shall remain in full force and effect, and the Company and Veritas hereby restate and reaffirm all of the terms and provisions of the Note, the Warrant and such other documents. This Amendment shall not affect the number of Warrant Shares currently issuable upon the exercise of the Warrant or the exercise price in connection therewith.

     7.   Effective Date.  This Amendment shall be effective when executed by
          --------------
each party hereto as of the date first written above.

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

     IN WITNESS WHERE, the parties hereto have executed this Amendment as of the date first written above.

                                    MILLER EXPLORATION COMPANY



                                    By:    /s/ Kelly E. Miller
                                        ----------------------------
                                        Name:  Kelly E. Miller
                                        Title:  President


                                    VERITAS DGC LAND, INC.



                                    By:   /s/ Deanna Goodwin
                                        ----------------------------
                                        Name:  Deanna Goodwin
                                        Title:  Vice President

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